Exhibit 5.1

November 16, 2023

AgEagle Aerial Systems Inc.

8201 E. 34th Cir N

Wichita, Kansas 67226

Re:	AgEagle Aerial Systems Inc./Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to AgEagle Aerial Systems Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of 1,850 shares of its Series F 5% Convertible Preferred Stock (the “Preferred Shares”) convertible into 14,835,605 shares (the “Conversion Shares”) of the Company’s Common Stock, $0.001 par value per share (“Common Stock”) and 1,500,000 shares (the “Common Shares”) of its Common Stock.

The Preferred Shares are being issued by the Company pursuant to a Securities Purchase Agreement, dated June 26, 2022 (the “Preferred Shares Securities Purchase Agreement”) filed as an exhibit to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 30, 2022 (the “June 30, 2022 Current Report”) and the Common Shares are being issued pursuant to a Securities Purchase Agreement, dated November 15, 2023 (the “Common Shares Securities Purchase Agreement”) to be filed as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission (the “Commission”).

The Preferred Shares, the Conversion Shares, and the Common Shares are being registered under an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-252801), the statutory prospectus dated May 6, 2021, included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated November 15, 2023 (the “Prospectus Supplement”) to be filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

AgEagle Aerial Systems Inc. November 16, 2023 Page 2

We have examined originals or copies, certified or otherwise identified to our satisfaction of:

(a) the Registration Statement, including the Base Prospectus, the Prospectus Supplement;

(b) the Preferred Shares Securities Purchase Agreement;

(c) the Common Shares Securities Purchase Agreement;

(d) the June 30, 2022 Current Report;

(e) resolutions of the Board of Directors related to (i) the approval of the Preferred Shares Securities Purchase Agreement and the Common Shares Securities Purchase Agreement; the sale and issuance of the Preferred Shares, the Conversion Shares, and the Common Shares; registration of the Preferred Shares, the Conversion Shares, and the Common Shares under the Securities Act; and authorization of the Company to execute, deliver, and perform its obligations under the Preferred Shares Securities Purchase Agreement and the Common Shares Securities Purchase Agreement; and

(f) originals or copies, certified or otherwise identified to our satisfaction, of the Company’s charter documents and other corporate records of the Company, certificates, and forms of agreements and instruments as relevant related to the issuance and the registration of the Preferred Shares, the Conversion Shares, and the Common Shares under the Securities Act as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination of documents, we have assumed the legal capacity of all natural persons executing the documents; the genuineness of all signatures on the documents; the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies; that the parties to such documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder; and other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the documents; the execution and delivery by all parties of the documents; and the validity and binding effect of the documents on all parties.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents.

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The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar laws affecting the creditors’ rights generally and by general principals of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Based on foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

(a) the Preferred Shares have been duly authorized and when issued, delivered, and paid for in accordance with the terms of the Preferred Shares Securities Purchase Agreement, will be validly issued, fully paid, and nonassessable;

(b) the Conversion Shares have been duly authorized and reserved for issuance, and when issued, and delivered in accordance with the terms of the conversion of the Preferred Shares, will be validly issued, fully paid, and nonassessable; and

(c) the Common Shares have been duly authorized and when issued, delivered, and paid for in accordance with the terms of the Common Shares Securities Purchase Agreement, will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada, excluding securities laws of the State of Nevada as to which we express no opinion. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any securities laws related to the issuance and sale of the Preferred Shares, the Conversion Shares, or the Common Shares.

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We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sherman & Howard L.L.C.

SHERMAN & HOWARD L.L.C.